Exhibit 10.3

NON-QUALIFIED STOCK OPTION AGREEMENT

pursuant to the

DANAHER CORPORATION

1998 STOCK OPTION PLAN

            AGREEMENT dated as of this 26th day of March, 2003 between Danaher Corporation (“Danaher”), and H. Lawrence Culp, Jr. (the “Optionee”).

                WHEREAS, the Optionee is now in the employ of Danaher as Chief Executive Officer and Danaher desires to have the Optionee remain in such employ and to afford the Optionee the opportunity to acquire or enlarge the Optionee’s stock ownership in Danaher so that the Optionee may have a direct proprietary interest in Danaher’s success; and

                WHEREAS, Danaher and its stockholders have approved the Danaher Corporation 1998 Stock Option Plan (the “Plan”) pursuant to which Danaher may, from time to time, enter into stock option agreements with certain of its Eligible Employees as therein defined; and

                WHEREAS, unless otherwise indicated, all capitalized terms used herein and not defined herein shall have the meaning ascribed to such capitalized term in the Plan.

                NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby mutually covenant and agree as follows:

1.                             Grant of Option

                Subject to the terms and conditions set forth herein and pursuant to the Plan, Danaher hereby awards to the Optionee 575,000 non-qualified stock options under the Plan, of which 143,750 options are granted effective March 26, 2003 (“Installment 1”), 143,750 options are granted effective June 27, 2003 (“Installment 2”), 143,750 are granted effective September 26, 2003 (“Installment 3”) and 143,750 options are granted effective December 2, 2003 (“Installment 4”).  Each of Installments 1, 2, 3 and 4 is individually referred to as an “Installment.”  With respect to any Installment, the per-share exercise price of such Installment (the “Exercise Price”) shall be the “Fair Market Value” (as defined in the Plan) of one share of Danaher’s common stock on the date of grant of such option Installment (the “Grant Date”), and the period from the Grant Date to the date of termination or exercise of such option Installment is hereafter referred to as the “Option Period.”

2.                             Exercise of Option

The options granted in Paragraph 2 of the Agreement may be exercised as follows:

a)              The aggregate number of shares of Common Stock optioned by the Agreement shall be exercisable as to 20% of the shares in each of Installments 1, 2, 3 and 4 on December 1, 2006, an additional 30% of the shares in each of Installments 1, 2, 3 and 4 on December 1, 2007 and the remaining 50% of the shares in each of Installments 1, 2, 3 and 4 on December 1, 2008.

b)             Notwithstanding Paragraph 2 a), in the case that the Optionee’s employment is terminated by Danaher on account of Disability, is terminated by Danaher without Cause, or the Optionee resigns for Good Reason or dies, this option shall instead become exercisable as to 20% of the shares in each of Installments 1, 2, 3 and 4 on March 26, 2004, and as to an additional 20% of the shares in each of Installments 1, 2, 3 and 4 on each of the first four anniversaries of March 26, 2004; provided, further, that all shares shall be exercisable in the event of a Change of Control if the Optionee is employed by Danaher at the time of the Change of Control.

c)              For purposes of this Agreement, “Disability,” “Cause,” “Good Reason” and “Change of Control” shall have the meaning assigned to such terms in the employment agreement between the Optionee and Danaher dated October 13, 2000 (the “Employment Agreement”) except that Good Reason shall be limited to the terms outlined under paragraphs (i), (iii) and (vi) of Section 9(c) of the Employment Agreement.

d)             To the extent not exercised, the option shares shall accumulate and be exercisable by the Optionee, in whole or in part, in any subsequent year included in the Option Period but not later than the expiration of the Option Period.

e)              No less than 1,000 shares may be purchased upon any one exercise of the option granted hereby unless the number of shares purchased at such time is the total number of shares in respect of which the option hereby granted is then exercisable.

f)                In no event shall any option granted hereby be exercisable for a fractional share.

3.                             Method of Exercising Option and Payment of Exercise Price

a)              The option hereby granted shall be exercised by the Optionee by delivering to the Secretary of Danaher, from time to time, on any business day during the Option Period (the “Exercise Date”), written notice specifying the number of shares the Optionee then desires to purchase and the Grant Date for such shares (the “Notice”), and either (i) a cashier’s or certified check for an amount in United States Dollars equal to the Exercise Price for the number of shares specified in the Notice (the “Total Exercise Price”), such payment to be delivered with the Notice, or (ii) in the discretion of the Administrator, shares of Common Stock of Danaher with a value (determined in accordance with subparagraph (d) below) equal to or less than the Total Exercise Price plus a cashier’s or certified check for an amount in United States dollars equal to the amount, if any, by which the Total Exercise Price exceeds the value of such shares of Danaher Common Stock (determined in accordance with subparagraph (d) below).  Payment of income tax withholding obligations, in accordance with Section 14, is due at the same time as the payment of the Total Exercise Price.  If the Optionee tenders shares of Common Stock of Danaher in exercise of an Option pursuant to this subsection (a), six months must have elapsed between the date on which the Optionee acquired the Common Stock tendered in connection with such exercise and the date on which the Optionee tenders the shares of Common Stock.  In the case of payment in shares, such payment shall be made by delivery of the necessary shares certificates, with executed stock powers attached, to the Secretary of Danaher.

b)             The Notice, at the option of Danaher, shall also state the following:

“I hereby represent and warrant that I will dispose of said shares only in compliance with the applicable laws or regulations relating to the sale of securities.”

c)              Within three business days after the Exercise Date, Danaher shall, subject to the receipt of withholding tax, issue to the Optionee the number of shares with respect to which such option shall be so exercised, and shall deliver to the Optionee a certificate (or certificates) thereof.

d)             For purposes of this Paragraph 3, the value of shares of Common Stock tendered to exercise an option shall be the Fair Market Value on the Exercise Date.

e)              The Optionee may elect to conduct a “cashless exercise” with respect to all or any portion of the option in accordance with the procedures for “cashless exercise” then in effect under the Plan, including any restrictions imposed on the use of cashless exercise by officers or directors of the Company.

4.                             Termination

The option granted hereby shall terminate and be of no force or effect upon the expiration of 10 years from the date of this Agreement unless terminated prior to such time as provided in this paragraph or in the Plan.  In the event the Optionee terminates employment with Danaher or an Eligible Subsidiary, such Optionee’s option shall terminate in accordance with the Plan; provided, that, notwithstanding the termination provisions in the Plan the option shall remain exercisable for a period of six months following the termination of the Optionee’s employment without Cause or his resignation for Good Reason unless the Plan would otherwise provide for a longer post-termination of employment exercise period (but no later than the expiration of 10 years from Grant Date).  Unvested shares subject to this option shall terminate immediately following the Optionee’s termination of employment with Danaher.

5.                             Optionee.

Whenever the word “Optionee” is used in any provision of the Agreement under circumstances where the provision should logically be construed to apply to the estate, personal representative, or beneficiary to whom this option may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

6.                             Assignability.

This option is not assignable or transferable by the Optionee except as provided in the Plan.

7.                             Rights of a Stockholder.

The Optionee shall not be deemed for any purpose to be a stockholder of Danaher with respect to any shares as to which this option shall not have been exercised and payment and issue made as herein provided.

8.                             The Corporation’s Rights.

The existence of this option shall not affect in any way the right or power of Danaher or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Danaher’s capital structure or its business, or any merger or consolidation of Danaher, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Danaher, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.                             Adjustments Upon Changes In Capital Stock.

If  the outstanding shares of Danaher Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock  split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without Danaher receiving consideration, a proportionate and appropriate adjustment will be made in accordance with, and to the extent required by, the Plan in the number of shares of Common Stock underlying the option and the Exercise Price per share.  In the event of a declaration of an extraordinary dividend on the Common Stock payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, the Administrator shall make such adjustments in the option as it, in its sole discretion, deems appropriate.

10.                           Substantial Corporate Change.

Upon a Substantial Corporate Change (as defined in the Plan), the option will be adjusted, and the Option Period may be shortened, as provided for in the Plan.

11.                           Legal Compliance.

Danaher will not issue any shares of Common Stock under the option until all applicable requirements imposed by Federal and state securities and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges, have been fully met. To that end, Danaher may require the Optionee to take any reasonable action to comply with such requirements before issuing such shares. No provision in this Agreement or action taken under it authorizes any action that is otherwise prohibited by Federal or state laws.

12.                           Resolution of Disputes.

Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be determined in accordance with the terms of the Plan.

13.                           Notice.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows to Danaher at: 2099 Pennsylvania Avenue, NW, Washington DC 20006, Attention:  Office of the Secretary, or at such other address as Danaher, by notice to the Optionee, may designate in writing from time to time, to the Optionee, at his address as shown on the records of Danaher, or at such other address as the Optionee, by notice to the Secretary of Danaher, may designate in writing from time to time.

14.                           Tax Withholding.

The Optionee must satisfy all applicable Federal, state, and local income and employment tax withholding requirements before Danaher will deliver stock certificates upon the exercise of the option. Danaher may decide to satisfy the withholding obligations through additional withholding on salary or wages.  If Danaher does not or cannot withhold from other compensation, the Optionee must pay Danaher, with a cashier’s check or certified check, the full amounts required for withholding.  Payment of withholding obligations is due at the same time as is payment of the Total Exercise Price. Notwithstanding the above, the Optionee may instead satisfy the withholding obligations by directing Danaher to retain shares from the option exercise, by tendering previously owned shares, or by attesting to his ownership of shares (with the distribution of net shares), or by having a broker tender to Danaher cash equal to the withholding taxes.

15.                           Fractional Shares.

Any fractional shares concerning this option shall be eliminated at the time of exercise by rounding down for fractions of less than one-half, and rounding up for fractions of equal to, or more than, one-half.  No cash settlements shall be made with respect to fractional shares eliminated by rounding.

16.                           Governing Law.

All matters relating to this Agreement shall be governed by the laws of the State of Delaware, without regard to the principles of conflict of laws.

17.                           Construction.

This Agreement has been entered into in accordance with the terms of the Plan, and wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

IN WITNESS WHEREOF, Danaher has caused this Agreement to be executed by its duly authorized officer, and the Optionee has hereunto set his hand and seal, all on the day and year first above written.

DANAHER CORPORATION:

By	/s/ James H. Ditkoff

THE OPTIONEE:

By	/s/ H. Lawrence Culp, Jr.